EXHIBIT 11
SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Third Quarter 2008	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$8,992	51,777	$0.17

Effect of dilutive securities:
Restricted stock	—	724
Restricted stock units	—	64
Stock options	—	240
Deferred shares	—	189

Diluted EPS:
Net income available to common stockholders and assumed conversions	$8,992	52,994	$0.17

Third Quarter 2007	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$37,119	51,427	$0.72

Effect of dilutive securities:
Restricted stock	—	1,223
Convertible debt	332	3,288
Stock options	—	316
Deferred shares	—	180

Diluted EPS:
Net income available to common stockholders and assumed conversions	$37,451	56,434	$0.66

Nine Months 2008	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$58,146	52,157	$1.11

Effect of dilutive securities:
Restricted stock	—	741
Restricted stock units	—	46
Stock options	—	266
Deferred shares	—	187

Diluted EPS:
Net income available to common stockholders and assumed conversions	$58,146	53,397	$1.09

Nine Months 2007	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common stockholders	$110,258	52,534	$2.10

Effect of dilutive securities:
Restricted stock	—	1,280
Convertible debt	1,085	3,620
Stock options	—	404
Deferred shares	—	179

Diluted EPS:
Net income available to common stockholders and assumed conversions	$111,343	58,017	$1.92